Registration No. 33-66282


        The Registrant Requests That This Post-Effective Amendment No. 3
       to the Registration Statement Become Effective Upon Filing Pursuant
                           To Securities Act Rule 464

     As Filed With The Securities and Exchange Commission on August 24, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------


                               REXALL SUNDOWN, INC.
--------------------------------------------------------------------------------
              (Exact name of Registrant as Specified in Its Charter

          Florida                                      59-1688986
--------------------------------------------------------------------------------
(State or other Jurisdiction                        I.R.S. Employer
of Incorporation or Organization)                  Identification No.)

6111 Broken Sound Parkway, N.W., Boca Raton, Florida          33487
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                     (Zip Code)


             Amended and Restated 1993 Employee Stock Purchase Plan
                            (Full Title of the Plan)


                                Richard S. Werber
                              Rexall Sundown, Inc.
           Vice President-Legal Affairs, General Counsel and Secretary
                        6111 Broken Sound Parkway, N. W.
                            Boca Raton, Florida 33487
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)


                                  (561) 241-9400
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent for Service)

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 8.  Exhibits.
-----------------

No.        Description
--         -----------

4.1        Amended and Restated 1993 Employee Stock Purchase Plan (1)

5          Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
           as to the legality of the securities being registered (2)

24         Consent of PricewaterhouseCoopers LLP (1)

-----------
(1)      Filed herewith.
(2)      Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 3rd day of August, 1998.

                                        REXALL SUNDOWN, INC.


                                        By: /s/ Carl DeSantis
                                            ------------------------------------
                                            Carl DeSantis, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                    Date
---------                                   -----                                    ----
/s/ Carl Desantis                       Chairman of the Board                    August 3, 1998
--------------------------------
Carl DeSantis


/s/ Christian Nast                      Director and Chief Executive Officer     August 3, 1998
--------------------------------
Christian Nast


/s/ Damon DeSantis                      Director and President                   August 3, 1998
--------------------------------
Damon DeSantis


                                        Vice President - Finance, Chief          August 3, 1998
/s/ Geary Cotton                        Financial Officer, Treasurer and
--------------------------------        Chief Accounting Officer
Geary Cotton


/s/ Nickolas Palin                      Director and Senior Executive Vice       August 3, 1998
--------------------------------        President
Nickolas Palin


/s/ Dean DeSantis                       Director                                 August 3, 1998
--------------------------------
Dean DeSantis


_______________________________         Director                                 August 3, 1998
Stanley Leedy


_______________________________         Director                                 August 3, 1998
Melvin Stith

                                  EXHIBIT INDEX


Exhibit
Number      Description
-------     -----------

4.1         Amended and Restated 1993 Employee Stock Purchase Plan (1)

5           Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
            as to the legality of the securities being registered (2)

24          Consent of PricewaterhouseCoopers (1)

--------------------------
(1)      Filed herewith.
(2)      Previously filed.